Exhibit 99.1

INTERNATIONAL SEAWAYS ANNOUNCES REFINANCING OF SIX VESSELS

Transaction Further Diversifies Company’s Capital Structure with Favorable Long-Term Financing

New York, NY – October 26, 2021 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today announced that it has signed agreements with Ocean Yield ASA (“Ocean Yield”) for the refinancing of six vessels in attractively structured sale leaseback transactions.

The bareboat charter-in lease agreements for the six modern scrubber-fitted VLCCs (Seaways Tybee, Seaways Triton, Seaways Cape Henry, Seaways Hendricks, Seaways Liberty, and Seaways Diamond Head) are for a period of 10 years with purchase obligations at expiry with terms and conditions in-line with International Seaways’ existing debt facilities.

The transactions are expected to fund in early November 2021 and result in financing of approximately $375 million, which will be used to replace the current $228 million Sinosure facility, with the balance intended for general corporate purposes. Upon completion, the Company expects the refinancing to generate incremental liquidity of approximately $150 million.

“Reflecting our enhanced capabilities following our recent transformational merger, we are pleased to enter into this opportunistic and favorable refinancing ahead of the anticipated tanker market recovery, which is beginning to emerge,” said Lois K. Zabrocky, International Seaways’ President and CEO. “Seaways’ strong liquidity, leadership in both the crude and product tanker markets, and disciplined capital allocation approach position us well to create enduring shareholder value.”

Jeff Pribor, the Company’s CFO, added, “This attractive transaction enables us to further diversify our capital structure with long-term financing with terms that harmonize well with those in our other corporate loans, while unlocking additional liquidity. We appreciate the strong support we continue to receive from global finance providers and thank Sinosure, Export-Import Bank of China, Bank of China and Citibank who originally extended the project construction loans that we assumed in 2018 when we acquired these high-quality vessels.”

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 92 vessels, including 13 VLCCs (including three newbuildings), 15 Suezmaxes, five Aframaxes/LR2s, 10 Panamaxes/LR1s, 41 MR tankers and six Handy tankers. Through joint ventures, it has ownership interests in two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s merger with Diamond S and plans to issue dividends, its prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2020 for the Company, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, the Company’s Amended Registration Statement on Form S-4 dated June 3, 2021, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

David Siever, International Seaways, Inc.

(212) 578-1635

dsiever@intlseas.com

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